SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D
                                (Rule 13d-101)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                 RULE 13d-2(a)

                         (Amendment No.            )


                          Community Financial Group, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    20365M108
--------------------------------------------------------------------------------
                                 (CUSIP Number)
                  Allen B. Holeman, Bear, Stearns & Co. Inc.
                  115 South Jefferson Road, Whippany, NJ 07981
                                 (973) 793-2202
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Person
               Authorized to Receive Notices and Communications)


                                June 27, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of This Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].


          Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of    Pages)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


(SC13D-07/98)


CUSIP No.    20365M108                 13D                   Page    of    Pages


________________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                The Bear Stearns Companies Inc.**
                                IRS # 13-3286161
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

                                 WC, OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          255,378
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    255,378

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    255,378

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                     8.10%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

                                       HC

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                               Bear, Stearns & Co. Inc.**
                                IRS # 13-3299429
________________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3    SEC USE ONLY



________________________________________________________________________________
4    SOURCE OF FUNDS*

                                       WC, OO

________________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]



________________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

                                    Delaware

________________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF
                    0
   SHARES      _________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY

  OWNED BY          255,378
               _________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING         0

   PERSON      _________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    255,378

________________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    255,378

________________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]

________________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                                     8.10%

________________________________________________________________________________
14   TYPE OF REPORTING PERSON*

                                       BD

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


CUSIP No.   20365M108                13D                   Page    of    Pages


________________________________________________________________________________
Item 1.  Security and Issuer.
          Common Stock             Community Financial Group, Inc.
                                   401 Church Street, Suite 200
					     Nashville, TN 37219


________________________________________________________________________________
Item 2.  Identity and Background.

     (a)Name:  Bear, Stearns & Co. Inc. ("Bear Stearns")

     (b)Place of Organization:     Delaware

     (c)(i)Principal Business:   Securities Broker/Dealer
        (ii)         Address:    383 Madison Avenue
                                 New York, NY 10179
     (d)None

     (e)Any such proceedings are reported and summarized in Bear Stearn's Form BD filed with the Securities and Exchange Commission, which descriptions are hereby incorporated by reference.

     (f)See Appendix I

________________________________________________________________________________
Item 3.  Source and Amount of Funds or Other Consideration.

Working Capital; The aggregate purchase price of the 255,378 shares of Common Stock was approximately $6,320,605.
________________________________________________________________________________
Item 4.  Purpose of Transaction.

Bear Stearns has acquired the Common Stock of Community Financial
Group, Inc. in the ordinary course of its business as a broker/dealer in connection with its trading and investment activities. Bear Stearns may acquire additional securities of the Issuer or dispose of securities of the Issuer in connection with such trading and investment activities. Although the foregoing represents the range of activities presently contemplated by Bear Stearns with respect to the Issuer, it should be noted that the possible activities of Bear Stearns are subject to change at any time.
Except as set forth above, Bear Stearns has no present plans or intentions which relate to or would result in any of the actions described in subparagraph (a) through (j) of item 4 of Schedule 13D.

________________________________________________________________________________
Item 5.  Interest in Securities of the Issuer as of 06/27/2002.

     (a)Number:                                                  255,378
        Percentage:                                              8.10%

     (b)1.Sole power to vote or to direct the vote:              0
        2.Shared power to vote or to direct the vote:            255,378
        3.Sole power to dispose or to direct the disposition:    0
        4.Shared power to dispose or to direct the disposition:  255,378

     (c)Information concerning transactions in the common stock effected by Bear Stearns is set forth on Appendix II hereto.

     (d)Inapplicable.

     (e)Inapplicable.

________________________________________________________________________________
Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.


                                      None

________________________________________________________________________________
Item 7.  Material to be Filed as Exhibits.

                                      None

________________________________________________________________________________


**Bear, Stearns & Co. is a subsidiary of The Bear Stearns Companies Inc.



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      July 5, 2002
                                        ----------------------------------------
                                                         (Date)


                                                          /S/
                                        ----------------------------------------
                                                       (Signature)


                                       Steve Kraemer/Senior Managing Director
                                        ----------------------------------------
                                                       (Name/Title)


                                 APPENDIX I
          DIRECTORS AND EXECUTIVE OFFICERS OF BEAR, STEARNS & CO. INC.

Name                      Principal Occupation or Employment

James E. Cayne            Chairman of the Board, Chief Executive Officer and
                          Director

Alan D. Schwartz          President, Co-Chief Operating Officer and Director

Warren J. Spector         President, Co-Chief Operating Officer and Director

Alan C. Greenberg	        Chairman of the Executive Committee

Kenneth L. Edlow          Secretary

Michael Minikes           Treasurer and Director

Mark E. Lehman            Executive Vice President/General Counsel
                          Chief Legal Officer and Director

Samuel L. Molinaro Jr.    Chief Financial Officer/Senior Vice President-Finance
                          and Director

E. John Rosenwald Jr.     Vice-Chairman of the Board and Director

Michael L. Tarnopol       Vice-Chairman of the Board and Director

Steven L. Begleiter	  Director

Kathryn R. Booth          Director

Denis A. Bovin            Director

Peter D. Cherasia         Director

Ralph R. Cioffi           Director

Barry J. Cohen            Director

Wendy L. de Monchaux      Director

Bruce E. Geismar          Director

Daniel L. Keating         Director

David A. Liebowitz        Director

Richard R. Lindsey        Director

Bruce M. Lisman           Director

Roland N. Livney          Director

Jeffrey Mayer             Director

Steven D. Meyer           Director

Fares D. Noujaim          Director

Craig M. Overlander       Director

Aldo Parcesepe            Director

Stephen E. Raphael        Director

Robert M. Steinberg       Director

Donald W. Tang            Director

Michael J. Urfirer        Director

Jeffrey H. Urwin          Director

Eli Wachtel               Director


All Directors and Executive Officers are citizens of the United States and their business address is 383 Madison Avenue, New York, New York 10179. Bear Stearns & Co. Inc. is a wholly-owned subsidiary of the Bear Stearns Companies Inc.


                                  APPENDIX II

                            Community Financial Group, Inc.
                      Trading from 04/29/2002 through 06/27/2002
                              (Various Firm's Accounts)

                  ***** 06/27 *****
    100  COMMUNITY FINANCIAL GROUP INC  24.7400         2,474.00
    100  COMMUNITY FINANCIAL GROUP INC  24.7500         2,475.00
    100  COMMUNITY FINANCIAL GROUP INC  24.9000         2,490.00
    100  COMMUNITY FINANCIAL GROUP INC  24.9000         2,490.00
    100  COMMUNITY FINANCIAL GROUP INC  24.9200         2,492.00
    100  COMMUNITY FINANCIAL GROUP INC  25              2,500.00
    100  COMMUNITY FINANCIAL GROUP INC  25              2,500.00
    100  COMMUNITY FINANCIAL GROUP INC  25              2,500.00
    100  COMMUNITY FINANCIAL GROUP INC  25              2,500.00
    100  COMMUNITY FINANCIAL GROUP INC  25              2,500.00
    600  COMMUNITY FINANCIAL GROUP INC  25             15,000.00
    600  COMMUNITY FINANCIAL GROUP INC  25             15,000.00
    700  COMMUNITY FINANCIAL GROUP INC  25.0800        17,556.00
    800  COMMUNITY FINANCIAL GROUP INC  25             20,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  25.0800        25,080.00
  1,000  COMMUNITY FINANCIAL GROUP INC  25             25,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  25             25,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  25             25,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  25             25,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  25             25,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  25             25,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  25             25,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  25             25,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  25             25,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  25             25,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  25             25,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  25             25,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  25             25,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  25             25,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  25             25,000.00
  1,500  COMMUNITY FINANCIAL GROUP INC  24.6800        37,020.00
  2,000  COMMUNITY FINANCIAL GROUP INC  25             50,000.00
  2,900  COMMUNITY FINANCIAL GROUP INC  25             72,500.00
  3,700  COMMUNITY FINANCIAL GROUP INC  25             92,500.00
  4,000  COMMUNITY FINANCIAL GROUP INC  25            100,000.00
  5,000  COMMUNITY FINANCIAL GROUP INC  25.0500       125,250.00
  5,000  COMMUNITY FINANCIAL GROUP INC  25.0500       125,250.00
  5,000  COMMUNITY FINANCIAL GROUP INC  25.0500       125,250.00
  5,000  COMMUNITY FINANCIAL GROUP INC  24.9500       124,750.00
  5,000  COMMUNITY FINANCIAL GROUP INC  25            125,000.00
  5,000  COMMUNITY FINANCIAL GROUP INC  25            125,000.00
  5,000  COMMUNITY FINANCIAL GROUP INC  25            125,000.00
  5,000  COMMUNITY FINANCIAL GROUP INC  25            125,000.00
  5,000  COMMUNITY FINANCIAL GROUP INC  25            125,000.00
  5,000  COMMUNITY FINANCIAL GROUP INC  25            125,000.00
  5,100  COMMUNITY FINANCIAL GROUP INC  25            127,500.00
    100  COMMUNITY FINANCIAL GROUP INC  24.9300         2,493.00
    100  COMMUNITY FINANCIAL GROUP INC  24.9900         2,499.00
    100  COMMUNITY FINANCIAL GROUP INC  25              2,500.00
    100  COMMUNITY FINANCIAL GROUP INC  25              2,500.00
    200  COMMUNITY FINANCIAL GROUP INC  24.9500         4,990.00
    200  COMMUNITY FINANCIAL GROUP INC  24.9500         4,990.00
    200  COMMUNITY FINANCIAL GROUP INC  24.9500         4,990.00
    200  COMMUNITY FINANCIAL GROUP INC  24.9500         4,990.00
    400  COMMUNITY FINANCIAL GROUP INC  25             10,000.00
    700  COMMUNITY FINANCIAL GROUP INC  24.9700        17,479.00
  1,000  COMMUNITY FINANCIAL GROUP INC  25             25,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.8900        24,890.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.9200        24,920.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.9100        24,910.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.9200        24,920.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.9900        24,990.00
  7,900  COMMUNITY FINANCIAL GROUP INC  25            197,500.00
 54,600- COMMUNITY FINANCIAL GROUP INC  24.9966     1,364,794.19-
 26,800  COMMUNITY FINANCIAL GROUP INC  24.9966       669,908.88
 27,800  COMMUNITY FINANCIAL GROUP INC  24.9966       694,905.48
                   ***** 06/26 *****
    100  COMMUNITY FINANCIAL GROUP INC  24.2500         2,425.00
    100  COMMUNITY FINANCIAL GROUP INC  24.2500         2,425.00
    100  COMMUNITY FINANCIAL GROUP INC  24.3000         2,430.00
    100  COMMUNITY FINANCIAL GROUP INC  24.1000         2,410.00
    100  COMMUNITY FINANCIAL GROUP INC  24.4500         2,445.00
    300  COMMUNITY FINANCIAL GROUP INC  24.3000         7,290.00
    300  COMMUNITY FINANCIAL GROUP INC  24.5500         7,365.00
    600  COMMUNITY FINANCIAL GROUP INC  24.3000        14,580.00
  1,500  COMMUNITY FINANCIAL GROUP INC  24.3000        36,450.00
  1,500  COMMUNITY FINANCIAL GROUP INC  24.3000        36,450.00
  3,000  COMMUNITY FINANCIAL GROUP INC  24.4000        73,200.00
  3,800  COMMUNITY FINANCIAL GROUP INC  24.2000        91,960.00
    100  COMMUNITY FINANCIAL GROUP INC  24.2500         2,425.00
    100  COMMUNITY FINANCIAL GROUP INC  24.2500         2,425.00
    100  COMMUNITY FINANCIAL GROUP INC  24.2500         2,425.00
    100  COMMUNITY FINANCIAL GROUP INC  24.3890         2,438.90
    200  COMMUNITY FINANCIAL GROUP INC  24.2500         4,850.00
    200  COMMUNITY FINANCIAL GROUP INC  24.5400         4,908.00
    300  COMMUNITY FINANCIAL GROUP INC  24.4900         7,347.00
    400  COMMUNITY FINANCIAL GROUP INC  24.4400         9,776.00
    500  COMMUNITY FINANCIAL GROUP INC  24.2500        12,125.00
    800  COMMUNITY FINANCIAL GROUP INC  24.4400        19,552.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.3000        24,300.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.2500        24,250.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.3700        24,370.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.5800        24,580.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.3900        24,390.00
 15,100- COMMUNITY FINANCIAL GROUP INC  24.3312       367,395.70-
  7,400  COMMUNITY FINANCIAL GROUP INC  24.3312       180,050.88
  7,700  COMMUNITY FINANCIAL GROUP INC  24.3312       187,350.24
                   ***** 06/25 *****
    100  COMMUNITY FINANCIAL GROUP INC  24.4200         2,442.00
    100  COMMUNITY FINANCIAL GROUP INC  24.4500         2,445.00
    100  COMMUNITY FINANCIAL GROUP INC  24.4900         2,449.00
    600  COMMUNITY FINANCIAL GROUP INC  24.4500        14,670.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.4000        24,400.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.5000        24,500.00
  5,000  COMMUNITY FINANCIAL GROUP INC  24.4000       122,000.00
  5,000  COMMUNITY FINANCIAL GROUP INC  24.5500       122,750.00
    100  COMMUNITY FINANCIAL GROUP INC  24.5490         2,454.90
    100  COMMUNITY FINANCIAL GROUP INC  24.5100         2,451.00
    200  COMMUNITY FINANCIAL GROUP INC  24.5300         4,906.00
    500  COMMUNITY FINANCIAL GROUP INC  24.5000        12,250.00
    500  COMMUNITY FINANCIAL GROUP INC  24.5000        12,250.00
    900  COMMUNITY FINANCIAL GROUP INC  24.4000        21,960.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.5000        24,500.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.4900        24,490.00
  9,000- COMMUNITY FINANCIAL GROUP INC  24.4720       220,241.37-
  4,400  COMMUNITY FINANCIAL GROUP INC  24.4720       107,676.80
  4,600  COMMUNITY FINANCIAL GROUP INC  24.4720       112,571.20
                       ***** 06/21 *****
    100  COMMUNITY FINANCIAL GROUP INC  23.8000         2,380.00
                       ***** 06/20 *****
     99  COMMUNITY FINANCIAL GROUP INC  23.7500         2,351.25
     99  COMMUNITY FINANCIAL GROUP INC  23.7500         2,351.25
     99  COMMUNITY FINANCIAL GROUP INC  23.7500         2,351.25
     99  COMMUNITY FINANCIAL GROUP INC  23.7500         2,351.25
     99  COMMUNITY FINANCIAL GROUP INC  23.7500         2,351.25
     99  COMMUNITY FINANCIAL GROUP INC  23.7500         2,351.25
     99  COMMUNITY FINANCIAL GROUP INC  23.7500         2,351.25
     99  COMMUNITY FINANCIAL GROUP INC  23.7500         2,351.25
     99  COMMUNITY FINANCIAL GROUP INC  23.7500         2,351.25
  2,109  COMMUNITY FINANCIAL GROUP INC  23.7500        50,088.75
    500  COMMUNITY FINANCIAL GROUP INC  23.7500        11,875.00
  1,000  COMMUNITY FINANCIAL GROUP INC  23.7500        23,750.00
  2,350- COMMUNITY FINANCIAL GROUP INC  23.7496        55,810.73-
  1,150  COMMUNITY FINANCIAL GROUP INC  23.7496        27,312.04
  1,200  COMMUNITY FINANCIAL GROUP INC  23.7496        28,499.52
                       ***** 06/19 *****
      3  COMMUNITY FINANCIAL GROUP INC  23.7500            71.25
    100  COMMUNITY FINANCIAL GROUP INC  23.7500         2,375.00
    100  COMMUNITY FINANCIAL GROUP INC  24.1390         2,413.90
  1,000  COMMUNITY FINANCIAL GROUP INC  24.1400        24,140.00
                       ***** 06/14 *****
    100  COMMUNITY FINANCIAL GROUP INC  23.2100         2,321.00
                       ***** 06/13 *****
    100  COMMUNITY FINANCIAL GROUP INC  23.3500         2,335.00
    100  COMMUNITY FINANCIAL GROUP INC  23.3500         2,335.00
    100  COMMUNITY FINANCIAL GROUP INC  23.3000         2,330.00
    700  COMMUNITY FINANCIAL GROUP INC  23.3000        16,310.00
    100  COMMUNITY FINANCIAL GROUP INC  23.3000         2,330.00
    100  COMMUNITY FINANCIAL GROUP INC  23.3000         2,330.00
    100  COMMUNITY FINANCIAL GROUP INC  23.3000         2,330.00
    100  COMMUNITY FINANCIAL GROUP INC  23.3000         2,330.00
    100  COMMUNITY FINANCIAL GROUP INC  23.3000         2,330.00
    100  COMMUNITY FINANCIAL GROUP INC  23.3000         2,330.00
    200  COMMUNITY FINANCIAL GROUP INC  23.3000         4,660.00
    300  COMMUNITY FINANCIAL GROUP INC  23.3000         6,990.00
    300  COMMUNITY FINANCIAL GROUP INC  23.3000         6,990.00
    400  COMMUNITY FINANCIAL GROUP INC  23.3000         9,320.00
    400  COMMUNITY FINANCIAL GROUP INC  23.3000         9,320.00
    500  COMMUNITY FINANCIAL GROUP INC  23.3000        11,650.00
    600  COMMUNITY FINANCIAL GROUP INC  23.3000        13,980.00
    700  COMMUNITY FINANCIAL GROUP INC  23.3000        16,310.00
  1,000  COMMUNITY FINANCIAL GROUP INC  23.3000        23,300.00
  1,000  COMMUNITY FINANCIAL GROUP INC  23.3000        23,300.00
  1,000  COMMUNITY FINANCIAL GROUP INC  23.3000        23,300.00
  1,000  COMMUNITY FINANCIAL GROUP INC  23.3000        23,300.00
  1,000  COMMUNITY FINANCIAL GROUP INC  23.3500        23,350.00
  5,200- COMMUNITY FINANCIAL GROUP INC  23.3060       121,187.55-
  2,550  COMMUNITY FINANCIAL GROUP INC  23.3060        59,430.30
  2,650  COMMUNITY FINANCIAL GROUP INC  23.3060        61,760.90
                       ***** 06/12 *****
    100  COMMUNITY FINANCIAL GROUP INC  23.3500         2,335.00
    900  COMMUNITY FINANCIAL GROUP INC  23.3500        21,015.00
    100  COMMUNITY FINANCIAL GROUP INC  23.4200         2,342.00
    800  COMMUNITY FINANCIAL GROUP INC  23.4000        18,720.00
    900  COMMUNITY FINANCIAL GROUP INC  23.4200        21,078.00
  1,000  COMMUNITY FINANCIAL GROUP INC  23.4200        23,420.00
  1,970- COMMUNITY FINANCIAL GROUP INC  23.3974        46,091.49-
    970  COMMUNITY FINANCIAL GROUP INC  23.3974        22,695.48
  1,000  COMMUNITY FINANCIAL GROUP INC  23.3974        23,397.40
                       ***** 06/11 *****
    100  COMMUNITY FINANCIAL GROUP INC  23.3300         2,333.00
    100  COMMUNITY FINANCIAL GROUP INC  23.3300         2,333.00
                       ***** 06/06 *****
    100  COMMUNITY FINANCIAL GROUP INC  24              2,400.00
                       ***** 06/03 *****
    500  COMMUNITY FINANCIAL GROUP INC  24.3100        12,155.00
    500  COMMUNITY FINANCIAL GROUP INC  24.3100        12,155.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.3100        24,310.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.3100        24,310.00
                       ***** 05/31 *****
    100  COMMUNITY FINANCIAL GROUP INC  24.3000         2,430.00
                       ***** 05/29 *****
    100  COMMUNITY FINANCIAL GROUP INC  24.3000         2,430.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.2000        24,200.00
    300  COMMUNITY FINANCIAL GROUP INC  24.3000         7,290.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.3300        24,330.00
1  ,000  COMMUNITY FINANCIAL GROUP INC  24.3400        24,340.00
                       ***** 05/22 *****
    100  COMMUNITY FINANCIAL GROUP INC  24.2500         2,425.00
                       ***** 05/21 *****
    100  COMMUNITY FINANCIAL GROUP INC  24.2000         2,420.00
    200  COMMUNITY FINANCIAL GROUP INC  24.3800         4,876.00
    400  COMMUNITY FINANCIAL GROUP INC  24.3500         9,740.00
    600  COMMUNITY FINANCIAL GROUP INC  24.3500        14,610.00
    500  COMMUNITY FINANCIAL GROUP INC  24.4000        12,200.00
                       ***** 05/20 *****
  1,000  COMMUNITY FINANCIAL GROUP INC  24.3000        24,300.00
  1,500  COMMUNITY FINANCIAL GROUP INC  24.3000        36,450.00
  4,000  COMMUNITY FINANCIAL GROUP INC  24.3000        97,200.00
  3,380- COMMUNITY FINANCIAL GROUP INC  24.3000        82,131.52-
  1,660  COMMUNITY FINANCIAL GROUP INC  24.3000        40,338.00
  1,720  COMMUNITY FINANCIAL GROUP INC  24.3000        41,796.00
                       ***** 05/17 *****
    100  COMMUNITY FINANCIAL GROUP INC  24.4000         2,440.00
    900  COMMUNITY FINANCIAL GROUP INC  24.4000        21,960.00
                       ***** 05/16 *****
    500  COMMUNITY FINANCIAL GROUP INC  24.3000        12,150.00
    700  COMMUNITY FINANCIAL GROUP INC  24.3500        17,045.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.4000        24,400.00
  1,500  COMMUNITY FINANCIAL GROUP INC  24.3500        36,525.00
  1,568  COMMUNITY FINANCIAL GROUP INC  24.3500        38,180.80
  1,908  COMMUNITY FINANCIAL GROUP INC  24.3900        46,536.12
    100  COMMUNITY FINANCIAL GROUP INC  24.1700         2,417.00
    100  COMMUNITY FINANCIAL GROUP INC  24.3400         2,434.00
    100  COMMUNITY FINANCIAL GROUP INC  24.3500         2,435.00
    218  COMMUNITY FINANCIAL GROUP INC  24.3000         5,297.40
    300  COMMUNITY FINANCIAL GROUP INC  24.1800         7,254.00
    300  COMMUNITY FINANCIAL GROUP INC  24.3700         7,311.00
    600  COMMUNITY FINANCIAL GROUP INC  24.2800        14,568.00
    700  COMMUNITY FINANCIAL GROUP INC  24.3500        17,045.00
    800  COMMUNITY FINANCIAL GROUP INC  24.3500        19,480.00
    900  COMMUNITY FINANCIAL GROUP INC  24.4900        22,041.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.1900        24,190.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.3000        24,300.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.3600        24,360.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.4000        24,400.00
  2,000  COMMUNITY FINANCIAL GROUP INC  24.2300        48,460.00
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
     99- COMMUNITY FINANCIAL GROUP INC  24.2900         2,404.71-
  7,900- COMMUNITY FINANCIAL GROUP INC  24.3500       192,359.20-
  3,900  COMMUNITY FINANCIAL GROUP INC  24.3500        94,965.00
  4,000  COMMUNITY FINANCIAL GROUP INC  24.3500        97,400.00
                       ***** 05/15 *****
    100  COMMUNITY FINANCIAL GROUP INC  24.0500         2,405.00
  5,000  COMMUNITY FINANCIAL GROUP INC  24.1200       120,600.00
    500- COMMUNITY FINANCIAL GROUP INC  24.2200        12,110.00-
  1,000- COMMUNITY FINANCIAL GROUP INC  24.3500        24,349.26-
  1,000- COMMUNITY FINANCIAL GROUP INC  24.2300        24,230.00-
                       ***** 05/13 *****
    700  COMMUNITY FINANCIAL GROUP INC  24.0500        16,835.00
    800  COMMUNITY FINANCIAL GROUP INC  24.2300        19,384.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.2300        24,230.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.2000        24,200.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.2000        24,200.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.2000        24,200.00
    100  COMMUNITY FINANCIAL GROUP INC  24.0800         2,408.00
    100  COMMUNITY FINANCIAL GROUP INC  24.2300         2,423.00
    800  COMMUNITY FINANCIAL GROUP INC  23.8900        19,112.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.1400        24,140.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.1500        24,150.00
  1,000  COMMUNITY FINANCIAL GROUP INC  23.9200        23,920.00
  5,100- COMMUNITY FINANCIAL GROUP INC  24.1265       123,041.44-
  2,400  COMMUNITY FINANCIAL GROUP INC  24.1265        57,903.60
  2,700  COMMUNITY FINANCIAL GROUP INC  24.1265        65,141.55
                       ***** 05/10 *****
    100  COMMUNITY FINANCIAL GROUP INC  24              2,400.00
    100  COMMUNITY FINANCIAL GROUP INC  24              2,400.00
    200  COMMUNITY FINANCIAL GROUP INC  24              4,800.00
    200  COMMUNITY FINANCIAL GROUP INC  24.1200         4,824.00
    200  COMMUNITY FINANCIAL GROUP INC  24.1000         4,820.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24             24,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24             24,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.1500        24,150.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24             24,000.00
  4,500  COMMUNITY FINANCIAL GROUP INC  24.1000       108,450.00
     60  COMMUNITY FINANCIAL GROUP INC  24              1,440.00
    100  COMMUNITY FINANCIAL GROUP INC  24              2,400.00
    100  COMMUNITY FINANCIAL GROUP INC  23.9500         2,395.00
    200  COMMUNITY FINANCIAL GROUP INC  24.1200         4,824.00
    300  COMMUNITY FINANCIAL GROUP INC  24              7,200.00
    800  COMMUNITY FINANCIAL GROUP INC  24.1000        19,280.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24             24,000.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.0900        24,090.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.1500        24,150.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24             24,000.00
  1,100  COMMUNITY FINANCIAL GROUP INC  24.1000        26,510.00
  1,300  COMMUNITY FINANCIAL GROUP INC  24             31,200.00
  1,600  COMMUNITY FINANCIAL GROUP INC  24             38,400.00
  2,100  COMMUNITY FINANCIAL GROUP INC  24             50,400.00
  4,000  COMMUNITY FINANCIAL GROUP INC  24             96,000.00
 13,000- COMMUNITY FINANCIAL GROUP INC  24.0440       312,562.59-
  6,400  COMMUNITY FINANCIAL GROUP INC  24.0440       153,881.60
  6,600  COMMUNITY FINANCIAL GROUP INC  24.0440       158,690.40
                       ***** 05/09 *****
    100  COMMUNITY FINANCIAL GROUP INC  24.2000         2,420.00
                       ***** 05/08 *****
    300  COMMUNITY FINANCIAL GROUP INC  24.1500         7,245.00
                       ***** 05/07 *****
    100  COMMUNITY FINANCIAL GROUP INC  24.2000         2,420.00
                       ***** 05/06 *****
    500  COMMUNITY FINANCIAL GROUP INC  24.3000        12,150.00
    600  COMMUNITY FINANCIAL GROUP INC  24.3000        14,580.00
    900- COMMUNITY FINANCIAL GROUP INC  24.3100        21,878.34-
    100- COMMUNITY FINANCIAL GROUP INC  24.3100         2,430.92-
  6,500- COMMUNITY FINANCIAL GROUP INC  24.7500       160,870.15-
  6,500- COMMUNITY FINANCIAL GROUP INC  24.7400       160,805.15-
  6,500  COMMUNITY FINANCIAL GROUP INC  24.7500       160,875.00
  6,500  COMMUNITY FINANCIAL GROUP INC  24.7400       160,810.00
                       ***** 05/03 *****
    300  COMMUNITY FINANCIAL GROUP INC  24.8000         7,440.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.8000        24,800.00
  1,000  COMMUNITY FINANCIAL GROUP INC  24.5500        24,550.00
  1,400  COMMUNITY FINANCIAL GROUP INC  24.5500        34,370.00
  2,100  COMMUNITY FINANCIAL GROUP INC  24.7300        51,933.00
  3,900  COMMUNITY FINANCIAL GROUP INC  24.8000        96,720.00
  4,900  COMMUNITY FINANCIAL GROUP INC  24.8000       121,520.00
  4,900  COMMUNITY FINANCIAL GROUP INC  24.8000       121,520.00
    100  COMMUNITY FINANCIAL GROUP INC  24.8000         2,480.00
    100  COMMUNITY FINANCIAL GROUP INC  24.8000         2,480.00
    100  COMMUNITY FINANCIAL GROUP INC  24.8000         2,480.00
    100  COMMUNITY FINANCIAL GROUP INC  24.8000         2,480.00
    700  COMMUNITY FINANCIAL GROUP INC  24.5500        17,185.00
  1,900  COMMUNITY FINANCIAL GROUP INC  24.5500        46,645.00
  2,400  COMMUNITY FINANCIAL GROUP INC  24.8000        59,520.00
                       ***** 04/30 *****
    100  COMMUNITY FINANCIAL GROUP INC  25              2,500.00



Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).